FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Termination of Merger Agreement

Thursday, February 15, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona., February 15, 2007 - Mr. Ronald Hirsch, Chairman of the Board of Directors of Nord Resources Corporation ("Nord") (Other OTC: NRDS.PK - News) announced today that Nord has delivered a Notice of Termination to Platinum Diversified Mining, Inc. (“Platinum”) respecting the proposed acquisition of Nord by Platinum in the all-cash merger transaction (the “Merger”).

In the Notice of Termination and pursuant to the terms of the Merger Agreement, Nord has made a demand of Platinum to pay Nord a termination fee of $2,000,000 no later than the close of business on Tuesday, February 20, 2007. In addition, Nord has reserved all of its rights to pursue Platinum for damages.

The delivery of the Notice of Termination follows a request by Platinum to re-negotiate the Merger consideration.

Commenting on the termination of the Merger Agreement, Mr. Hirsch said: “We are obviously disappointed by the conduct of Platinum, including most recently with respect to its attempt to re-negotiate the Merger consideration; however, with the Merger Agreement and Platinum behind us, we are now free to pursue other alternatives to maximize shareholder value.”

For information contact:

Ronald A. Hirsch, Chairman, (949) 715-6745.

Website: www.nordresources.com

Forward-Looking Statement Disclaimer
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that

Nord may be unable to collect the termination fee or other damages and complete a value-maximizing transaction. Nord’s business and operations are subject to the risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.